EXHIBIT 10.2

PHI Group, Inc. Steps up M&A Activities by Acquiring Majority Interest in Van Phat Dat Export Joint Stock Company

New York, Aug. 22, 2022 (GLOBE NEWSWIRE) — PHI Group, Inc. (n/k/a Philux Global Group Inc., www.phiglobal.com, PHIL), a diversified holding company currently sponsoring PHILUX Global Funds (a group of Luxembourg bank funds), developing the Asia Diamond Exchange project (“ADE”) in Vietnam, engaging in mergers and acquisitions and investing in special situations (www.co2-1-0.io), is pleased to announce that the Company has signed an agreement to acquire 51% of Vietnam-based Van Phat Dat Export Joint Stock Company (“VPD”).

According to the agreement, Philux Global Trade Inc., a Wyoming company and wholly-owned subsidiary of Philux Global Group, Inc., will purchase 5,100,000 shares of Ordinary Stock of VPD, which is equivalent to 51% of all the VPD’s issued and outstanding Ordinary Stock, for a total of $US 6,127,895 to be paid by a convertible promissory note issued by Philux Global Trade Inc.

The convertible promissory note, which is guaranteed by Philux Global Group Inc.’s financing programs and carries no interest, will be due and payable 180 days commencing the date of issuance and may be converted into common stock of Philux Global Trade Inc. any time after this subsidiary becomes a publicly traded company in the United States. The conversion price will be 50% of the average closing price during the ten trading-day period ending one trading day prior to the date of conversion.

The closing of this transaction is scheduled to occur by October 15, 2022, unless extended by both parties. Philux Global Trade Inc. will hold the 51% equity ownership in VPD and plans to file a registration statement with the Securities and Exchange Commission to become a fully reporting public company in the United States.

Established in February 2018, Van Phat Dat Export Joint Stock Company is primarily engaged in the export of agricultural and forestry products, raw materials and live animals. VPD’s revenues were approximately $40 million during the fiscal year ended December 31, 2021, with a net profit of $377,000. Philux Global Group Inc. has identified other targets in the same industry and intends to use Philux Global Trade Inc. as a platform to acquire them in a roll-up strategy to pull resources together, cut down on operational costs, and increase revenues.

Mr. Huynh Ngoc Vu, the majority shareholder and Chairman of Van Phat Dat JSC, stated: “We look forward to becoming a part of Philux Global Trade Inc. to access international capital sources through Philux Global Group to carry out our vision and become a major international player in this industry.”

Mr. Pham Huu Tai, General Director of Van Phat Dat JSC, stated: “By becoming a part of a U.S. publicly traded company and carrying out a roll-up strategy we should be able to create a lot more value for shareholders of both companies, thanks to the market valuation of international companies in this industry. For example, whereas An Giang Agriculture and Foods Import-Export JSC, a Vietnam-based company, (https://finance.vietstock.vn/AFX/so-sanh-gia-co-phieu-cung-nganh.htm) currently has a trailing P/E of approximately 23.40, Costco Wholesale Corporation, a leading U.S. wholesaler, (https://www.nasdaq.com/market-activity/stocks/cost/price-earnings-peg-ratios) had an actual P/E of 50.05 for 2021.

Mr. Henry Fahman, Chairman and Chief Executive Officer of PHI Group, Inc., concurred: “We are delighted to partner with VPD’s talented and professional leadership and management and strongly believe that by working together we can capitalize on our combined strengths to generate greater benefits for shareholders of both companies, the global community and all stakeholders.”

About Van Phat Dat Export JSC

Established in February 2018, Van Phat Dat Export Joint Stock Company is primarily engaged in the export of agricultural and forestry products, raw materials and live animals. The company has enjoyed sustainable growth and profitability and desires to be a part of U.S. publicly traded company to access international capital sources to further its business plan.

About PHI Group

PHI Group (n/k/a Philux Global Group Inc., www.phiglobal.com, PHIL) primarily focuses on PHILUX Global Funds, a group of Luxembourg bank funds organized as “Reserved Alternative Investment Fund” (“RAIF”) (www.philux.eu), and building the Asia Diamond Exchange (“ADE”) in Vietnam. The Company also engages in mergers and acquisitions and invests in select industries and special situations that may substantially enhance shareholder value.

Safe Harbor Act and Forward-looking Statements

This news release contains “forward-looking statements” pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected,” which are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements as a result of various factors.

Contact: PHI Group, Inc. Email: info@phiglobal.com Phone: +1-714-793-2977